Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

El Pollo Loco Holdings, Inc.

Costa Mesa, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 25, 2014, except for Note 16 which is as of July 14, 2014, relating to the consolidated financial statements of El Pollo Loco Holdings, Inc., and of our report dated June 4, 2014, except for Note 4 which is as of July 14, 2014, relating to the schedule, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

July 14, 2014